Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 1, 2021 is by and among FLUENT, LLC., a Delaware limited liability company (the “Borrower”), the Required Lenders (as defined below) party hereto, and CITIZENS BANK, N.A., a national banking association, as administrative agent for the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party to the Credit Agreement (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 31, 2021 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Administrative Agent and the Required Lenders agree to amend certain provisions of the Credit Agreement; and

WHEREAS, the Administrative Agent and the Required Lenders are willing to make such amendments to the Credit Agreement, in each case in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1          Amendments to Credit Agreement. Subject to the terms and conditions of this Amendment (including the satisfaction or waiver of the conditions precedent set forth in Section 4), the Credit Agreement is amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in correct alphabetical order:

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” shall mean September 1, 2021.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.14(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.14(d).

“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 8.14(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.14(d).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 8.14(d).

“Payment Recipient” shall have the meaning assigned to such term in Section 8.14(a).”

(b) The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (c), (f) (other than Guaranty Obligations of Funded Debt), (h), (i) (except to the extent such letters of credit or bankers’ acceptances are drawn and remain unreimbursed) and (l) (except to the extent such Indebtedness would otherwise constitute Funded Debt) of such definition).

“Permitted Acquisition” shall mean (x) the acquisition of the remaining membership interests in Winopoly, LLC, a New York limited liability company, effective on the First Amendment Closing Date, or (y) an acquisition or any series of related acquisitions by a Credit Party or Subsidiary thereof of (a) all or substantially all of the assets or at least a majority of the outstanding Equity Interests of a Person, (b) a Person by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or has assets used or useful in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case under this clause (y) so long as:

(i)         no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)       after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Total Leverage Ratio shall be no greater than the lower of (1) 2.75 to 1.00 and (2) the then applicable level set forth in Section 5.9; provided, that, in the case of any Limited Condition Acquisition, the financial covenants shall be tested on the date on which the Limited Condition Acquisition Agreement in connection therewith is executed and delivered by the parties thereto;

(iii)       the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with, and to the extent required by, the terms of Section 5.12, and the Target, if a Person, shall have executed a Joinder Agreement in accordance with, and to the extent required by, the terms of Section 5.10;

(iv)        such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target;

(v)       not later than five (5) Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such acquisition that is not funded solely with equity contributions, and with respect to any such acquisition the cash acquisition consideration of which is greater than or equal to $10,000,000, the Borrower shall have delivered to the Administrative Agent (i) a description of the proposed acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent reasonably requested by the Administrative Agent, (A) satisfactory environmental assessments and (B) financial statements for the Borrower including the acquisition target on a Pro Forma Basis;

(vi)        the Borrower shall have delivered to the Administrative Agent within five (5) Business Days after the acquisition, fully executed copies of the primary acquisition agreements for such acquisition together with all schedules thereto;

(vii)       after giving effect to such acquisition, there shall be at least $17,500,000 of Liquidity; and

(viii)     the aggregate consideration (including, without limitation, Earn-Out Obligations, Seller Notes, deferred compensation, non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Credit Parties and their Subsidiaries, but excluding amounts paid with (x) proceeds of a substantially simultaneous equity issuance or contribution or (y) equity interests in the Parent) paid by the Credit Parties and their Subsidiaries with respect to Persons that do not become Guarantors as required pursuant to Section 5.10 (A) in connection with any single acquisition shall not exceed $15,000,000 and (B) for all such acquisitions made during the term of this Agreement shall not exceed $25,000,000.

“Excluded Subsidiary” shall mean (i) any Subsidiary to the extent the provision of a Guaranty by such Subsidiary is prohibited by applicable law or regulation, (ii) any Immaterial Subsidiary, (iii) any Subsidiary for which the provision of a Guaranty by such Subsidiary could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent, (iv) any CFC, (v) any CFC Holding Company, (vi) any Person that becomes a Subsidiary after the Closing Date and that is prohibited by any contractual obligation, or the guarantee of the Obligations by which would require any approval or consent of any Person (other than the Parent or any of its Subsidiaries), in each case which prohibition or requirement is in existence at the time such Person becomes a Subsidiary (so long as such prohibition or requirement is not created in contemplation of or in connection with such Person becoming a Subsidiary) and (vii) to the extent the Administrative Agent and the Borrower mutually determine the cost and/or burden of obtaining a Guaranty from such Subsidiary outweigh the benefit to the Lenders. Notwithstanding the foregoing, the Borrower in its sole discretion may cause any Excluded Subsidiary to become a Guarantor in accordance with Section 5.10, provided that no violation of any law, regulation or order of any Government Authority would result at the time of any such joinder.

(c) The definition of “Winopoly JV” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(d) Clause (d) of Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) Unsecured intercompany Indebtedness among the Credit Parties and, to the extent permitted pursuant to Section 6.5(h), their Subsidiaries; provided that any such Indebtedness shall be, to the extent required by the Administrative Agent, evidenced by the Global Intercompany Note which shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations or shall otherwise be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or a subordination agreement in form and substance reasonably satisfactory to Administrative Agent;”

(e) Clause (h) of Section 6.1 of the Credit Agreement is hereby amended by deleting the text “or 6.5(l)”.

(f) Clause (q) of Section 6.1 of the Credit Agreement is hereby deleted in its entirety, and clause (r) of Section 6.1 will now be ordered as clause (q).

(g) Clause (h) of Section 6.5 of the Credit Agreement is hereby amended by deleting the text “(in addition to Investments expressly permitted under Section 6.5(l))”.

(h) Clause (l) of Section 6.5 of the Credit Agreement is hereby deleted in its entirety, and clauses (m) through (r) of Section 6.5 will now be ordered as clauses (l) through (q).

(i) Article VIII of the Credit Agreement is hereby amended by adding a new Section 8.14 to the end thereof as follows:

“Section 8.14         Erroneous Payments.

(a)         If Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 8.14(b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this Section 8.14(a) shall be conclusive, absent manifest error.

(b)         Without limiting the provisions of Section 8.14(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)         (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)         such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 8.14(b).

(c)          Each Lender, Issuing Bank or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to Administrative Agent under Section 8.14(a) or under the indemnification provisions of this Agreement.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with Section 8.14(a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f)         To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

(h)         Notwithstanding anything to the contrary herein or in any other Loan Document, no Credit Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 8.14 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 8.14(d) above).”

(j) Schedule 3.12 of the Credit Agreement is hereby amended and replaced in its entirety with Exhibit A attached hereto.

(k) Schedule 3.16(e) of the Credit Agreement is hereby amended and replaced in its entirety with Exhibit B attached hereto.

(l) Schedule 6.1(b) of the Credit Agreement is hereby amended and replaced in its entirety with Exhibit C attached hereto.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1         Closing Conditions. This Amendment shall become effective as of the first day and year set forth above (the “First Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)        Closing of Transaction. The Borrower shall have completed the acquisition of the remaining 50% of the membership interests of Winopoly, LLC (the “Acquisition”).

(b)        Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Borrower, the Required Lenders and the Administrative Agent.

(c)        Fees and Expenses. (i) The Administrative Agent shall have received from the Borrower such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and (ii) King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

ARTICLE III

MISCELLANEOUS

3.1         Amended Terms. On and after the First Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2         Representations and Warranties of Credit Parties. Borrower represents and warrants as follows:

(a)    Borrower has full power and authority and the legal right to make, deliver and perform this Amendment and has taken all necessary limited liability company, partnership or corporate action, as applicable, to authorize the execution, delivery and performance by it of this Amendment. This Amendment has been duly executed and delivered on behalf of Borrower. This Amendment constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)    The execution, delivery and performance by the Borrower of this Amendment (i) will not violate any material Requirement of Law or any Contractual Obligation of any Credit Party, except those as to which waivers or consents have been obtained or, in the case of Contractual Obligations, where such violation could not reasonably be expected to have a Material Adverse Effect, (ii) will not conflict with, result in a breach of or constitute a default under (A) the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties, (B) any material Contractual Obligation to which such Person is a party or by which any of its properties may be bound or (C) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, except in the case of clause (ii)(B) and (ii)(C) where such conflict could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens.

(c)    The representations and warranties made by the Borrower herein and in the other Credit Documents (including the Credit Agreement) are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, in each case on and as of the date hereof as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty is (x) with respect to representations and warranties that contain a materiality qualification, true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, in each case as of such earlier date.

(d)    No Default or Event of Default has occurred and is continuing on the date hereof.

(e)    The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(f)    Other than as set forth herein, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

(g)    As of the First Amendment Effective Date, the information included in any Beneficial Ownership Certification provided to the Administrative Agent or any Lender is true and correct in all respects.

3.3       Reaffirmation of Credit Party Obligations. The Borrower hereby ratifies the Credit Agreement and the other Credit Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the other Credit Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4         Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5         Expenses. The Borrower agrees to pay all reasonable costs and fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6         Further Assurances. The Borrower agrees to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7         Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8        Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9         Joinder. The Borrower hereby agrees to join Winopoly, LLC as a Guarantor pursuant to Section 5.10 of the Credit Agreement within sixty (60) days of the consummation of the Acquisition.

3.10       No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.11      GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.12        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.13        Consent to Jurisdiction; Service of Process and Venue; Waiver of Jury Trial. The jurisdiction, service of process, venue and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	FLUENT, LLC By: /s/ Alex Mandel Name: Alex Mandel Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

 CITIZENS BANK, N.A., as a Lender, Issuing Lender, Swingline Lender and as Administrative Agent on behalf of the Lenders

By: /s/ Anthony M. Selvaggio

Name: Anthony M. Selvaggio

Title: Senior Vice President

LENDER:	SILICON VALLEY BANK, as a Lender By: /s/ Ryan Aberdale Name: Ryan Aberdale Title: Vice President

LENDER:	BankUnited, N. A., as a Lender By: /s/ John S. Wamboldt Name: John S. Wamboldt Title: SVP